UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2014

PARK PLACE ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51712	71-0971567
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2200 Ross Ave., Suite 4500E, Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 214-220-4340

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into Material Definitive Agreement

Pursuant to an exploration permit originally awarded in October 2010, as previously disclosed, on April 1, 2014, Park Place Energy Corp. (the “Company”) entered into an Agreement for Crude Oil and Natural Gas Prospecting and Exploration in Block 1-11 Vranino, situated in Dobrich District with the Ministry of Economy and Energy of Bulgaria (the “License Agreement”). The License Agreement covers approximately 98,205 acres in the Dobrudja Basin in northeast Bulgaria and was awarded to the Company after the completion of a competitive bid process. Although the exploration permit was awarded to the Company in October 2010, the award of the exploration permit did not become effective until mid-2013, due to a dispute regarding the tender process that was resolved in the Company’s favor.

The initial term of the License Agreement is five (5) years. This five-year period will commence once the Bulgarian regulatory authorities approve the Company’s work programs for the area covered by the License Agreement, which approval is expected to occur mid-2014. The License Agreement (or applicable legislation) provides for possible extension periods for up to 5 additional years during the exploration phase, as well as the conversion of the License Agreement to an exploitation concession, which can last up to 35 years. Such extensions and conversion are at the Company’s election, subject to the Company’s satisfaction of minimum work commitments and to Government approval.

Under the License Agreement, the Company will submit a yearly work program that is subject to approval of the Bulgarian regulatory authorities. The Company’s commitment is to perform geological and geophysical exploration activities in the first 3 years of the initial term, followed by drilling activities in years 4 and 5 of the initial term. The Company is expected to drill 10,000 meters (approximately 32,800 feet) of new wellbore (may be vertical, horizontal or diagonal) and conduct other exploration activities at certain intervals during the initial term. The Company has flexibility to adjust the yearly work program based on negotiations with the Bulgarian regulatory authorities.

If the Company is successful in its exploration efforts during the exploration phase, the Company would file to establish a geological discovery. The Company is permitted to commence limited production during the exploration phase. After additional exploration work is completed on the area covered by the License Agreement, upon declaration of a commercial discovery, the Company may, at its election and subject to Government approval, convert the portion of the License Agreement on which commercial production has been established to an exploitation concession. The duration of the exploitation concession may last for up to 35 years so long as minimum work commitments are satisfied.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit	Description
Number
99.1*	Park Place Press Release dated April 4, 2014

*        Included herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK PLACE ENERGY CORP.

/s/ Scott C. Larsen
Scott C. Larsen
Chief Executive Officer and President

Date: April 7, 2014